Exhibit 10.11

ALIEN TECHNOLOGY CORPORATION

STAVRO PRODROMOU EMPLOYMENT AGREEMENT

This Agreement is entered into as of February 27, 2006 by and between Alien Technology Corporation (the “Company”) and Stavro Prodromou (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue in his current position as President and Chief Executive Officer (“CEO”) of the Company. Executive will render such business and professional services in ways and at times that are mutually acceptable.

(b) Obligations. During the employment term, Executive will devote Executive’s full business efforts and time to the Company. Executive shall work exclusively for the Company during the term of employment, provided however, that Executive may participate in outside activities, as long as such activities do not interfere with the obligations described hereunder, are not for competitors and are consistent and in compliance with the Company’s conflict of interest policy, but only to the extent Executive obtains prior approval from the Board of Directors (the “Board”) of the Company (which approval will not be unreasonably withheld).

2. At-Will Employment. At will employment may be terminated by Executive or the Company, at any time. Executive shall not be required without his consent to work outside the San Francisco Bay Area.

3. Term of Agreement. This Agreement will have a term of thirty-six (36) months, commencing on January 2, 2006 (the “Effective Date”).

4. Compensation.

(a) Total Cash Compensation. As of the Effective Date, the Executive will be paid an annual base salary equal to $300,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. In addition, the Executive will receive a bonus of up to 100% of Base Salary upon achievement of milestones mutually agreed with the Compensation Committee, which will be paid quarterly.

(b) Options. During the employment term, the Executive’s options will continue to vest in accordance with the current vesting schedules in the Executive’s option agreements and subject to the acceleration described under Section 8 below. In addition, if there is a change of control transaction during the period of employment, Executive shall be entitled to receive the vesting acceleration benefits set forth in the agreements governing Executive’s outstanding equity awards, provided, that no other condition shall be required for acceleration.

5. Employee Benefits. During the term of employment, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other employees of the Company; as such plans, policies, and arrangements may exist from time to time, subject to the continued benefits described in Section 8 below.

6. Expenses. The Company will reimburse Executive for all reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, provided that travel will be first class.

7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, the Executive shall be entitled to (a) all Base Salary accrued up to the effective date of termination, (b) all pay for accrued, unused vacation that the Company is legally obligated to pay Executive, if any, (c) all benefits or compensation accrued prior to termination, as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive, (d) exercise outstanding stock options in accordance with the terms of the agreements governing such equity awards, and (e) all business expenses required to be reimbursed under the Company’s expense reimbursement policy to the Executive with respect to business expenses incurred prior to termination. For up to 12 months after termination, Executive may retain laptop (subject to Company’s security measures), office, cell phone, support, voicemail. In addition, if the termination is by the Company without Cause (as defined in the 1997 Stock Plan Senior Executive Stock Option Agreement) or by the Executive for Good Reason (as defined in Section 11 below), he shall be entitled to the amounts and benefits specified in Section 8; provided, however, that the amounts specified in Section 8 will be reduced by amounts that Executive is eligible to receive as severance under any other Company plan, policy, or practice.

8. Severance.

(a) Termination Without Cause or Resignation for Good Reason. In the event that during the term of the Agreement, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive shall receive: (i) lump sum payment of Executive’s Base Salary for the balance of the term of the Agreement (ii) lump sum payment of Executive’s bonus pursuant to Executive’s bonus plan in effect on such date (iii) full acceleration of unvested equity compensation granted pursuant to Executive’s August 22, 2002 employment letter, and (iv) reimbursement for COBRA premiums for Executive and Executive’s eligible dependents, payable when such premiums are due, provided Executive elects to continue medical coverage under applicable law for the balance of the term of the Agreement.

(b) Termination Without Cause or Good Reason. If Executive resigns for reasons other than Cause or Good Reason, Executive shall receive, in lieu of the payments specified in (a) above: (i) lump sum payment of Executive’s Base Salary for a period of 6 months, (ii) pro-rated payment of Executive’s bonus pursuant to Executive’s bonus plan in effect on such date, and (iii) reimbursement for COBRA premiums for Executive and Executive’s eligible dependents, payable when such premiums are due, provided Executive elects to continue medical coverage under applicable law for a period of 6 months following termination.

(c) Termination for Cause. If Executive’s employment with the Company terminates for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of

Compensation by the Company to Executive hereunder will terminate immediately and (iii) Executive will not be eligible for severance or change of control benefits in accordance with this Agreement.

(d) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability (as defined in Section 11), then, Executive will be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.

(e) 409A Compliance. Notwithstanding subsections 8(a) and (b), to comply with Internal Revenue Code Section 409A and only if the Company goes public prior to Executive’s termination, during the first six months after termination, Executive’s severance benefits will accrue, payable in a lump sum payment on the second day of the seventh month after termination.

(f) Additional Requirements. In addition, the severance payments and accelerated vesting will be subject to applicable tax withholding and to (i) Executive signing and not revoking a separation agreement and release of claims satisfactory to the Company and (ii) Executive continuing to comply with the non-solicitation, non-compete, and non-disparagement agreements with the Company described under “Non-Solicitation, Non-Competition and Non-Disparagement” below.

(g) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment.

9. Conditions to Acceptance of Agreement.

(a) Release of Claims. The receipt of any benefits under this Agreement and the Executive’s acceptance of the provisions of this Agreement will be subject to the Executive agreeing that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its officers, managers, supervisors, agents and employees. Executive, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release the Company, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the “Released Parties”) of and from any and all claims, duties, obligations, actions and causes of action, whether now known or unknown, which the Executive now has, ever had, or shall or may hereafter have against the Released Parties, or any of them, based upon or arising out of, directly or indirectly, any matter, cause, fact, thing, act or omission whatsoever occurring or existing any time up to and including the date you sign this letter Agreement, including, but not limited to, any claims arising from or related to your employment with the Company or the termination of that employment, any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of

1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to California Labor Code Sections 1400-1408 or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or may have of liabilities arising from your actions within the course and scope of your employment for the Company.

The Company and Executive agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Executive acknowledges and agrees that any breach of any provision of this Agreement will constitute a material breach of this Agreement and will entitle the Company immediately cease all benefits provided to Executive under this Agreement.

(b) Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (i) he should consult with an attorney prior to executing this Agreement; (ii) he has up to twenty-one (21) days within which to consider this Agreement; (iii) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (iv) this Agreement will not be effective until the revocation period has expired; and, (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

(c) Civil Code Section 1542. In connection with the foregoing general release, the Executive acknowledges that he has read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly waives and relinquishes all rights and benefits that he has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. Executive acknowledges that he or his agents may hereafter discover facts or claims in addition to or different from those he now knows or believes to exist, but that he nevertheless intends to fully and finally settle all claims released herein.

10. Conditions to Receipt of Severance

(a) Non-solicitation, Non-competition and Non-disparagement. The receipt of any severance pursuant to Section 8 will be subject to the Executive agreeing that during the period of employment and during any period in which the Company is making payments or providing benefits to Executive, Executive shall not directly or indirectly engage in, have any ownership interest in or participate in any entity that competes with the Company. In addition, during the period of employment and for a period of two years thereafter, Executive shall not (i) solicit any employee of the Company for employment other than at the Company, and (ii) knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company and/or its officers or directors. A general advertisement not targeted specifically at a Company employee (or employees) that is placed in general circulation media outlets will not be a violation of clause (i). Notwithstanding clause (i), upon the request of a Company employee, Executive may serve as an employment reference for the employee.

(b) Supplemental Release. In addition, Executive acknowledges and agrees to execute a supplemental release identical in substance to the release contained in Section 9 above, covering the time period from the Effective Date through the last date of employment under this Agreement; provided, however, the Parties agree to modify the release to comply with any new laws which may become applicable. If the Executive refuses to sign such a release, the Executive shall be deemed to have failed to abide by the material terms of this Agreement.

11. Definitions.

(a) Disability. For purposes of this Agreement, Disability will have the same defined meaning as in the Company’s long-term disability plan.

(b) Good Reason. For purposes of the Agreement, Good Reason means the occurrence of any of the following events, without Executive’s consent: (i) a unilateral reduction in Executive’s Base Salary, or (ii) the Company unilaterally requiring Executive to relocate his principal place of business, or the Company relocating its headquarters, in either case to a facility or location outside of a fifty (50) mile radius of the San Francisco Bay Area; provided, however, that Executive only will have Good Reason if the event or circumstance constituting Good Reason specified above is not cured within thirty (30) days after Executive gives written notice to the Board.

12. Indemnification. The Indemnification Agreement dated November 30, 2004 between Executive and the Company (the “Indemnification Agreement”) [which is attached hereto] shall remain in full force and effect and shall not be amended or modified by this Agreement. Executive shall continue to be subject to the rights and obligations under the Indemnification Agreement while he is an Executive.

13. Confidential Information. Executive will execute the Company’s standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”); provided, however, that Executive agrees he will be subject to the non-competition non-solicitation provision of such agreement during the employment term and the date two years following the termination of Executive’s employment.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

Alien Technology Corporation

c/o Corporate Secretary

18220 Butterfield Blvd.

Morgan Hill, CA 95037

If to Executive:

at the last residential address known by the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s prior service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

17. Legal Expenses. The Company will reimburse Executive up to Nine Thousand dollars ($9,000) for reasonable legal fees incurred by him in connection with the negotiation, preparation, and execution of this Agreement.

18. Integration. This Agreement will supersede all other agreements whether written or oral between the Company or any subsidiary and Executive except the Confidential Information Agreement, the Indemnification Agreement, and standard forms of equity award grant and/or agreement.

19. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALIEN TECHNOLOGY CORPORATION:

/s/ David Shrigley	Date: 2/27/06
David Shrigley
For Alien Technology Corporation

EXECUTIVE:

/s/ Stavro Prodromou	Date: 2/24/06
Stavro Prodromou

[SIGNATURE PAGE TO S. PRODROMOU EMPLOYMENT AGREEMENT]